Exhibit 99.1

                                  PRESS RELEASE


    PENN OCTANE CORPORATION ANNOUNCES FISCAL YEAR 2005 FIRST QUARTER RESULTS

PALM DESERT, Calif--Dec. 16, 2004--Penn Octane Corporation (NASDAQ: POCC), the leading supplier of LPG to Northeast Mexico, announced today financial results for its first fiscal quarter for the period ended October 31, 2004. The Company reported a net loss of $(235,080) ($(469,177) before loss allocable to minority interest in Rio Vista Energy Partners L.P. ("Rio Vista")) or $(0.02) per share compared to a net loss for the quarter ended October 31, 2003 of $(158,516), or $(0.01) per share. Included in the net loss for the quarter ended October 31, 2004 were non-recurring expenses associated with the Spin-Off of Rio Vista of approximately $550,000, non-cash stock based compensation of approximately $385,000 and non-cash depreciation and amortization of approximately $242,000. Included in net loss for the quarter ended October 31, 2003 were approximately $425,000 of non-recurring expenses associated with the Spin-Off, a loss on the sale of CNG assets of $500,000 and non-cash depreciation and amortization of approximately $222,000. During the three months ended October 31, 2003, there was not any minority interest.

Revenues for the quarter ended October 31, 2004 were $65.5 million compared with $38.5 million for the quarter ended October 31, 2003. The increase in revenues during the quarter ended October 31, 2004 was primarily due to increases in average selling prices of LPG and new revenues generated from the Company's Fuel Sales business that commenced operations in June 2004.

The Company sold and delivered approximately 35.1 million gallons of LPG to P.M.I. Trading Limited ("PMI") for the quarter ended October 31, 2004 versus
48.6 million gallons for the same period one year earlier. The Company also sold and delivered approximately 13.0 million gallons during the quarter ended October 31, 2004 to customers other than PMI in connection with the reduction of inventory balances, compared with 14.3 million gallons during the quarter ended October 31, 2003.

About Penn Octane Corp.

Penn Octane historically has been a leading supplier of Liquefied Petroleum Gas
(LPG) to Northeastern Mexico until the recent transfer of its physical assets to Rio Vista Energy Partners L.P. (Rio Vista). Penn Octane continues to lease a 132-mile, six-inch pipeline which connects from a pipeline in Kleberg County, Texas, to a terminal facility in Brownsville, Texas. The Brownsville terminal facility was recently transferred to Rio Vista. Penn Octane supplies to Rio Vista all LPG which Rio Vista supplies to Northeastern Mexico. Penn Octane also utilizes a 12-inch propane pipeline which connects certain gas plants in Corpus Christi, Texas, to its pipeline in Kleberg County. The Company's network is further enhanced by the 155 miles of pipeline it has rights to use to transport LPG to and from its storage facility of 500,000 barrels in Markham, Texas, that enhances the company's ability to deliver LPG to Rio Vista for potential further


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distribution to Northeastern Mexico. The Company has recently begun operations of its gasoline and diesel fuel reseller business. By allocating portions of certain pipeline and terminal space located in California, Arizona, Nevada and Texas to the Company, the Company is able to sell gasoline and diesel fuel at rack loading terminals and through bulk and transactional exchanges.

Additional Information

The Company's business is subject to uncertainties and risks that could cause actual results to differ materially from expectations. These risks include lower than expected demand for the Company's products and the ability of the Company to continue to receive allocation of pipeline and terminal space. In addition, there is a risk that the Company may not be able to obtain adequate financing to finance the purchase of its products. If the Company is not able to obtain adequate financing or to continue to generate sales of its products at profitable levels, the Company would suffer material adverse consequences to its LPG and/or Fuel Sales business which would adversely impact the Company's financial condition and results of operations.

Additional information regarding risks affecting the Company's business may be found in the Company's most recent reports on Form 10-Q and Form 10-K and Rio Vista's Form 10-Q and Form 10 filed with the Securities and Exchange Commission.



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Contact:
   Penn Octane Corp.
   Richard Shore
   or
   Ian Bothwell
   760-772-9080
   or
   CEOcast, Inc. for Penn Octane
   Ed Lewis, 212-732-4300

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